SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report: November 13, 2008

KLONDIKE STAR MINERAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-30965	91-1980708
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Box 20116, 1031 - Ten Mile Road, Whitehorse, Yukon Y1A 7A2 Canada

(Address of principal executive offices)

Registrant's telephone number, including area code: (800) 579-7580

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Section 5	Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective November 13, 2008, Hans Boge no longer serves as the Chief Executive Officer and President, and Donald Flinn no longer serves Chief Operating Officer.  On November 13, 2008, the Board appointed George Wakim as the new President.   Hans Boge and Donald Flinn continue as members of the Board of Directors.  There are no transactions between Mr. Wakim and the Company which would be required to be reported under Item 404(a) of Regulation S-K.

March 26, 2008, the Board of Directors appointed Mr. Wakim as a Director and member of the Audit Committee. He is a civil engineer with over twenty years of international business leadership, senior project management, commercial, civil infrastructure and industrial engineering experience for multi-million dollar projects in excess of US$ 700 million in the mining, oil and gas and petrochemical sectors. Currently the Managing Director/Partner of an international engineering, contracting and trading company operating in Australia, Kuwait, Iraq, Qatar, Yemen and Afghanistan. His experience in the mining sector includes projects with coal, bauxites, gold, silver, copper and uranium. Holding a Bachelor of Civil Engineering from the American University of Beirut in Lebanon and a Masters of Engineering Science from Melbourne University in Australia, Mr. Wakim is an independent director, Chair of the Environment, Health and Safety Committee and member of the Audit Committee.

Section 8	Item 8.01	Other Events

The Board of Directors has decided that the company will proceed to a minimum cost strategy with a view to protect the mineral claims the company has until adequate funds are raised to continue exploration activities.

While the company has achieved the discovery of a substantial amount of gold (253,000 oz - Lone Star project plus 60,000 oz - Indian River Project per previous press releases), the establishment of a geological model by its geologists (a major breakthrough in the exploration process), the establishment of a highly beneficial scoping study which suggests the company is working towards achieving a mining decision on Lone Star (primarily subject to future exploration results, gold price and fuel price), the Company has not been able to raise funds which will permit it to continue to explore at this time.

Some key elements of the minimum cost strategy include, but are not limited to the sale of assets to provide cash, the layoff of staff to preserve cash and the use of assets to make required payments.

The Company will not be in a position to make further quarterly or annual filings until it has sufficient cash.  The Company expects that it will not be listed on the OTCBB, but shares will continue to be traded on the Pink Sheets until filings are brought up to date and an application for re-listing on the OTCBB can be made.

Another key element of the minimum cost strategy includes moving the management of the Egypt file to board member George Wakim, who will report directly to the Board while the current board members of the Canadian subsidiary company will resign.

Based on the current cash position there exists significant risk that the company will not be able to keep control or its ownership position in some claims it now owns outright or has partial ownership in.  The Board will make every effort to maintain its claims position. The Board is continuing to make efforts to raise funds.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KLONDIKE STAR MINERAL CORPORATION

November 17, 2008

/s/ George Wakim

George Wakim, President